Exhibit 99.1

COMERICA DIRECTORS INCREASE DIVIDEND,

AUTHORIZE PURCHASE OF COMMON STOCK AND WARRANTS

DALLAS/November 16, 2010 – The Board of Directors of Comerica Incorporated today increased the quarterly cash dividend for common stock to 10 cents ($0.10) per share. The dividend is payable January 1, 2011, to common stock shareholders of record December 15, 2010.

In addition, the Board has authorized the Corporation to purchase up to 12,576,281 shares, or about 7 percent of its outstanding common stock at September 30, 2010, as well as outstanding warrants to purchase up to 11,479,592 shares of the Corporation’s common stock. The shares and the warrants may be purchased from time to time in the open market or otherwise. The shares may be held as treasury stock or retired. The new repurchase program will supersede the Corporation’s prior share repurchase programs.

“We have weathered the economic cycle, maintaining strong liquidity, solid capital and tight control of expenses, as well as credit metrics which are among the best in our peer group,” said Ralph W. Babb Jr., chairman and chief executive officer. “The overall positive trajectory of our financial performance, coupled with the modestly improving economic environment, enabled us to increase the quarterly cash dividend at this time. We believe we are uniquely positioned as the only bank in our peer group to have redeemed TARP and eliminated trust preferred securities from its capital structure.

“With respect to the authorization to repurchase shares of common stock and warrants, until the banking industry has more clarity on regulatory targeted capital levels, we expect to remain cautious in managing our capital.”

Comerica Incorporated (NYSE: CMA) is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth & Institutional Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico. To receive e-mail alerts of breaking Comerica news, go to http://www.comerica.com/newsalerts.

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